As filed with the Securities and Exchange Commission on August 25, 2023

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Arcimoto, Inc.

(Exact name of registrant as specified in its charter)

Oregon	3751	26-1449404
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

2034 West 2nd Avenue
Eugene, Oregon 97402
(541) 683-6293

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive office)

Christopher W. Dawson

Chief Executive Officer

2034 West 2nd Avenue
Eugene, Oregon 97402
(541) 683-6293

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

W. David Mannheim Michael K. Bradshaw, Jr. Nelson Mullins Riley & Scarborough LLP 301 Hillsborough Street Suite 1400 Raleigh, NC 27603 (919) 329-3800

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, DATED AUGUST 25, 2023

Up to 26,588,409 Shares of Common Stock

This prospectus relates to the resale by the selling shareholders (the “Selling Shareholders”), identified on page 12 of this prospectus, of up to 26,588,409 shares (the “Shares”) of common stock, no par value per share (the “Common Stock”), of Arcimoto, Inc. (the “Company”), consisting of (i) up to 3,008,825 shares of Common Stock issuable upon the exercise of warrants issued to certain Selling Shareholders in a private placement pursuant to the Securities Purchase Agreement, dated as of June 12, 2023, by and among the Company and certain Selling Shareholders (the “June Securities Purchase Agreement”); (ii) up to 8,818,750 shares of Common Stock upon the conversion of the Company’s 8% Series D Convertible Preferred Stock (the “Series D Preferred Stock”) at a conversion price of $1.20 and up to an aggregate of 14,110,834 shares of Common Stock upon the exercise of warrants, each issued to certain Selling Shareholders in a private placement pursuant to the Securities Purchase Agreement, dated as of August 15, 2023, by and among the Company and certain Selling Shareholders (the “August Securities Purchase Agreement”); and (iii) up to 650,000 shares of Common Stock issuable upon the exercise of warrants issued to 3i, LP pursuant to that certain Common Stock Purchase Warrant, dated as of August 15, 2023 (the “Common Stock Purchase Warrant”).

We are registering the above-described offer and sale of the Shares by the Selling Shareholders to satisfy certain registration rights we have granted. We will not receive any proceeds from the sale of the Shares by the Selling Shareholders. We will, however, receive proceeds from any warrants that are exercised through the payment of the exercise price or any shares of Series D Preferred Stock that are converted through the payment of the conversion price in cash. The Selling Shareholders may offer all or part of the Shares for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices. The Shares are being registered to permit the Selling Shareholders to sell shares from time to time, in amounts, at prices and on terms determined at the time of offering. The Selling Shareholders may sell the Shares through ordinary brokerage transactions, directly to market makers of our shares or through any other means described in the section titled “Plan of Distribution.” In connection with any sales of the Shares offered hereunder, the Selling Shareholders, any underwriters, agents, brokers or dealers participating in such sales may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”).

We will bear all costs, expenses and fees in connection with the registration of the Shares. The Selling Shareholders will bear all commissions and discounts, if any, attributable to the sale or disposition of the Shares, or interests therein.

Investing in our Common Stock involves substantial risks. See “RISK FACTORS” on page 5 of this prospectus. You should carefully read this prospectus and the documents incorporated herein before making any investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus is dated        , 2023

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (the “SEC”) pursuant to which the Selling Shareholders named herein may, from time to time, offer and sell or otherwise dispose of the Shares covered by this prospectus. You should not assume that the information contained in this prospectus is accurate on any date subsequent to the date set forth on the front cover of this prospectus or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus is delivered, or the Shares are sold or otherwise disposed of on a later date. It is important for you to read and consider all information contained in this prospectus, including the documents incorporated by reference therein, in making your investment decision. You should also read and consider the information in the documents to which we have referred you under the caption “Where You Can Find More Information” in this prospectus.

We have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for and can provide no assurance as to the reliability of, any other information that others may give to you. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the Shares.

You should rely only on the information contained in this prospectus. No dealer, salesperson or other person is authorized to give information that is not contained in this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy these shares in any jurisdiction.

i

ABOUT THIS PROSPECTUS

In this prospectus, unless otherwise noted, references to “Arcimoto,” the “Company,” “we,” “us,” and “our” refer to Arcimoto, Inc. and our subsidiaries.

Neither we, nor any of our officers, directors, agents or representatives, make any representation to you about the legality of an investment in our Common Stock. You should not interpret the contents of this prospectus or any free writing prospectus to be legal, business, investment or tax advice. You should consult with your own advisors for that type of advice and consult with them about the legal, tax, business, financial and other issues that you should consider before investing in our Common Stock. You should rely only on the information contained in this prospectus or in any prospectus supplement that we may authorize to be delivered or made available to you. We have not authorized anyone to provide you with different information. The information in this prospectus is accurate only as of the date hereof, regardless of the time of its delivery or any sale of the Shares.

INDUSTRY AND MARKET DATA

This prospectus contains and incorporates by reference market data, industry statistics and other data that have been obtained from, or compiled from, information made available by third parties. Although we believe these third-party sources are reliable, we have not independently verified the information. Except as may otherwise be noted, none of the sources cited in this prospectus has consented to the inclusion of any data from its reports, nor have we sought their consent. In addition, some data are based on our good faith estimates. Such estimates are derived from publicly available information released by independent industry analysts and third-party sources, as well as our own management’s experience in the industry, and are based on assumptions made by us based on such data and our knowledge of such industry and markets, which we believe to be reasonable. However, none of our estimates have been verified by any independent source. See “Cautionary Note Regarding Forward-Looking Statements” below.

MARKET INFORMATION

Our shares of Common Stock are traded on The Nasdaq Global Market under the symbol “FUV.” On August 21, 2023, the last reported sale price of our Common Stock was $1.04 per share. As of August 21, 2023, there were approximately 451 holders of our Common Stock. The actual number of holders of our Common Stock is greater than the number of record holders and includes holders of shares of our Common Stock which are held in street name by brokers and other nominees.

ii

PROSPECTUS SUMMARY

This summary highlights information contained in greater detail elsewhere or incorporated by reference in this prospectus and does not contain all of the information that you should consider before deciding to invest in our Common Stock. You should read the entire prospectus carefully, including the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes included or incorporated by reference into this prospectus, before making an investment decision. Some of the statements in this prospectus constitute forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements.” Unless otherwise indicated in this prospectus or the context otherwise requires, all references to “we,” “us,” “our,” “the Company,” and “Arcimoto” refer to Arcimoto, Inc. and its consolidated subsidiaries. When we refer to “you,” we mean the potential holders of our securities.

Overview

Arcimoto, Inc. was incorporated in the State of Oregon on November 21, 2007, with the mission to catalyze the shift to a sustainable transportation system. We build light, electric, ultra-efficient vehicles that are incredibly fun to drive for a reason. Put simply, our vision is an untouched planet and more livable cities.

Today’s city is dominated by the traditional four-wheeled vehicle. We pave almost half our urban land for these giant, multi-ton, extractive machines that we almost always drive alone or with just one other person and leave parked and rusting for most of their useful lives.

At Arcimoto, we believe that if we rightsize, electrify, and better utilize our vehicles, we can reclaim our shared space, help clean our skies, and make cities more livable for us all.

We have developed a new, human-scale three-wheeled electric vehicle platform, featuring dual-motor front wheel drive, a battery pack sized to meet the range needs of the vast majority of typical trips, and an optimized center of gravity for a nimble, balanced driving experience. On this platform, we currently manufacture a family of products targeting a wide range of everyday uses: the Fun Utility Vehicle® (“FUV®”), for daily driving, rideshare and rental, the Deliverator for last-mile delivery of essential food and goods, the Rapid Responder® for emergency services and security, the Flatbed for general fleet utility, and the Roadster, a pure fun machine that drives like nothing else on the road.

Our primary focus is on volume production planning in order to push to sustainable profitability. On April 19, 2021, we purchased an approximately 220,000 square foot facility to expand production capabilities. We have continued to execute our growth strategy while securing additional financing.

Summary of Principal Risk Factors

Our business is subject to a number of risks, including risks that may prevent us from achieving our business objectives or may adversely affect our business, financial condition, results of operations, liquidity and prospects. You should carefully consider these risks, including the risks described under the heading “Risk Factors” included elsewhere in this prospectus, before deciding to invest in our securities. Risks relating to our business include, among others:

●	our ability to identify financing sources to fund our capital expenditure requirements and continue operations until sufficient cash flow can be generated from operations;

●	our ability to lower production costs to achieve cost-effective mass production, which we believe will be an important factor affecting adoption of the products;

●	our ability to effectively execute our business plan and growth strategy;

●	unforeseen or recurring operational problems at our facility, or a catastrophic loss of our manufacturing facility;

●	our dependence on our suppliers, whose ability to supply us may be negatively impacted;

●	our ability to secure battery cells from a foreign sole sourced vendor in order to maintain production levels due to supply chain constraints;

●	changes in consumer demand for, and acceptance of, our products;

●	overall strength and stability of general economic conditions and of the automotive industry more specifically, both in the United States and globally;

●	changes in U.S. and foreign trade policy, including the imposition of tariffs and the resulting consequences;

●	changes in the competitive environment, including adoption of technologies and products that compete with our products;

●	our ability to generate consistent revenues;

●	our ability to design, produce and market our vehicles within projected timeframes given that a vehicle consists of several thousand unique items, and we can only go as fast as the slowest item;

●	our experience to date in manufacturing and our ability to manufacture increasing numbers of vehicles at the volumes that we need in order to meet our goals;

●	our ability to attract and retain key personnel;

●	changes in the price of oil and electricity;

●	changes in laws or regulations governing our business and operations;

●	our ability to maintain adequate liquidity and financing sources and an appropriate level of debt, if any, on terms favorable to our company;

●	the number of reservations and cancellations for our vehicles and our ability to deliver on those reservations;

●	our ability to maintain quality control over our vehicles and avoid material vehicle recalls;

●	our ability to manage the distribution channels for our products, including our ability to successfully implement our direct-to-consumer distribution strategy and any additional distribution strategies we may deem appropriate;

●	our ability to obtain and protect our existing intellectual property protections, including patents;

●	changes in accounting principles, or their application or interpretation, and our ability to make estimates and the assumptions underlying the estimates, which could have an effect on earnings or losses;

●	interest rates and the credit markets;

●	costs and risks associated with litigation; and

●	other risks described from time to time in periodic and current reports that we file with the SEC.

Corporate Information

We were originally formed on November 21, 2007 as WTP Incorporated, an Oregon corporation. On December 29, 2011, we changed our name to Arcimoto, Inc. Our principal executive offices are located at 2034 West 2nd Avenue, Eugene, Oregon 97402, and our telephone number is (541) 683-6293. Our website address is www.arcimoto.com. The information located on, or accessible from, our website is not, and shall not be deemed to be, a part of this prospectus.

THE OFFERING

This prospectus relates to the resale by the Selling Shareholders identified in this prospectus of up to 26,588,409 shares of our Common Stock, as follows:

●	3,008,825 shares of our Common Stock issuable upon the exercise of outstanding warrants expiring in December 2028, at an exercise price per share of $1.75;

●	8,818,750 shares of our Common Stock issuable upon the conversion of outstanding Series D Preferred Stock at a conversion price per share of $1.20;

●	14,110,834 shares of our Common Stock issuable upon the exercise of outstanding warrants expiring in February 2029, at an exercise price per share of $1.50;

●	650,000 shares of our Common Stock issuable upon the exercise of outstanding warrants expiring in February 2029, at an exercise price per share of $1.50.

Common Stock offered by the Selling Shareholders	26,588,409 shares

Common Stock Outstanding Prior to the Conversion of the Series D Preferred Stock and the Exercise of the Warrants by the Selling Shareholders	8,805,897 shares

Common Stock Outstanding Assuming the Full Conversion of the Series D Preferred Stock and Full Exercise of the Warrants and by the Selling Shareholders	35,394,306 shares

Use of Proceeds	We will not receive any proceeds from the sale of shares by the Selling Shareholders. We will receive approximately $38 million if the warrants are fully exercised for cash and if the Series D Preferred Stock are fully converted into Common Stock, and we intend to use it for general corporate and working capital purposes.

Dividend Policy	We do not expect to pay any dividends on our Common Stock in the foreseeable future. See the section entitled “Dividend Policy” on page 10 of this prospectus.

Risk Factors	You should read the “Risk Factors” section of this prospectus beginning on page 5 of this prospectus and incorporated by reference herein for a discussion of factors to consider carefully before deciding to invest in shares of our Common Stock.

Nasdaq symbol	Our Common Stock is listed on Nasdaq under the symbol “FUV.”

The number of shares of our Common Stock that will be outstanding immediately after this offering is based on 8,805,897 shares outstanding as of August 21, 2023, and excludes, as of such date:

●	100,000 shares of our deferred equity stock units under our 2022 Omnibus Stock Incentive Plan, at a weighted average price of $1.77 per share;

●	184,335 shares of our Common Stock issuable upon the exercise of options outstanding and 29,318 shares of deferred equity stock units under our 2018 Omnibus Stock Incentive Plan, at a weighted average exercise price of $116.24 and $84.18per share, respectively;

●	25,688 shares of our Common Stock issuable upon the exercise of options outstanding and 400 shares of deferred equity stock units under our 2015 Stock Incentive Plan, at a weighted average exercise price of $58.74 and $98.60 per share, respectively;

●	15,550 shares of Common Stock issuable upon the exercise of options and 50 shares of deferred equity stock units under our Amended and Restated 2012 Employee Stock Benefit Plan, at a weighted average exercise price of $11.91 and $67.20 per share, respectively;

●	58,863 shares of Common Stock issuable upon the conversion of outstanding convertible notes; and

●	21,769,657 of warrants have been issued pursuant to company financings.

RISK FACTORS

An investment in our securities involves a high degree of risk. Prior to making a decision about investing in our Common Stock, you should consider carefully the risk factors incorporated by reference in this prospectus, including the risk factors described in the section titled “Risk Factors” contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on April 14, 2023, together with the other information set forth in this prospectus, and in the other documents that we include or incorporate by reference into this prospectus, as updated by our Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings we make with the SEC, the risk factors described under the caption “Risk Factors” in any applicable prospectus supplement and any risk factors set forth in our other filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act. Those risks and uncertainties are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. If any of these risks actually occur, our business, results of operations and financial condition could suffer. In that event the trading price of our Common Stock could decline, and you may lose all or part of your investment. Some statements in this prospectus, including such statements in the following risk factors, constitute forward-looking statements. See the section entitled “Cautionary Note Regarding Forward-Looking Statements.”

For more information about our SEC filings, please see “Where You Can Find More Information” and “Information Incorporated by Reference.”

Risks Related to this Offering and Ownership of Our Common Stock

Our share price may be volatile, which could subject us to securities class action litigation and prevent you from being able to sell your shares at or above your purchase price.

The stock market generally, and our stock in particular, has experienced price and volume fluctuations. As a result of this volatility, you might not be able to sell your Common Stock at or above the price at which you purchase it. The market price for our Common Stock might continue to fluctuate significantly in response to various factors, some of which are beyond our control. These factors include:

●	Market acceptance and commercialization of our products;

●	Our being able to timely demonstrate achievement of milestones, including those related to revenue generation, cost control, cost effective source supply and regulatory approvals;

●	Regulatory developments or enforcements in the United States and non-U.S. countries with respect to our products or our competitors’ products;

●	Failure to achieve pricing acceptable to the market;

●	Actual or anticipated fluctuations in our financial condition and operating results, or our continuing to sustain operating losses;

●	Competition from existing products or new products that may emerge;

●	Announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures, collaborations or capital commitments;

●	Issuance of new or updated research or reports by securities analysts;

●	Announcement or expectation of additional financing efforts, particularly if our cash available for operations significantly decreases;

●	Fluctuations in the valuation of companies perceived by investors to be comparable to us;

●	Share price and volume fluctuations attributable to inconsistent trading volume levels of our shares;

●	Additions or departures of key management personnel;

●	Disputes or other developments related to proprietary rights, including patents, litigation matters and our ability to obtain patent protection for our technologies;

●	Entry by us into any material litigation or other proceedings;

●	Sales of our Common Stock by us, our insiders, or our other shareholders;

●	Market conditions for stocks in general; and

●	General economic and market conditions unrelated to our performance.

Furthermore, the stock market in general has experienced significant price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of particular companies. These fluctuations might be even more pronounced in the trading market for our stock. Additionally, securities class action litigation has often been instituted against companies following periods of volatility in the overall market and in the market price of a company’s securities. This litigation, if instituted against us, could result in substantial costs, divert our management’s attention and resources, and harm our business, operating results, and financial condition.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.

The trading market for our Common Stock is impacted by the research and reports that securities or industry analysts publish about us or our business. We do not have any control over these analysts. We cannot assure that analysts will continue to cover us or provide favorable coverage. If one or more of the analysts who cover us downgrade our stock or change their opinion of our stock, our share price would likely decline. If one or more of these analysts cease coverage of us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our stock price or trading volume to decline.

Future sales, or the possibility of future sales, of a substantial number of shares of our Common Stock could adversely affect the price of the shares and dilute shareholders.

Future sales of a substantial number of shares of our Common Stock, or the perception that such sales will occur, could cause a decline in the market price of shares of our Common Stock.

In addition, in the future, we may issue additional Common Stock or other equity or debt securities convertible into Common Stock in connection with a financing, acquisition, litigation settlement, employee arrangements or otherwise. Any such issuance could result in substantial dilution to our existing shareholders and could cause the price of our Common Stock to decline.

We have not paid cash dividends in the past and do not expect to pay dividends in the future. Any return on investment may be limited to the value of our Common Stock.

We have never paid cash dividends on our Common Stock and do not anticipate doing so in the foreseeable future. The payment of dividends on our Common Stock will depend on earnings, financial condition and other business and economic factors affecting us at such time as our board of directors may consider relevant. If we do not pay dividends, our Common Stock may be less valuable because a return on your investment will only occur if our stock price appreciates.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements.” Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and are likely to, differ materially from what is expressed or forecasted in the forward-looking statements due to numerous factors discussed from time to time in this prospectus and in other documents which we file with the SEC. In addition, such statements could be affected by risks and uncertainties related to:

●	our ability to identify financing sources to fund our capital expenditure requirements and continue operations until sufficient cash flow can be generated from operations;

●	our ability to lower production costs to achieve cost-effective mass production, which we believe will be an important factor affecting adoption of the products;

●	our ability to effectively execute our business plan and growth strategy;

●	unforeseen or recurring operational problems at our facility, or a catastrophic loss of our manufacturing facility;

●	our dependence on our suppliers, whose ability to supply us may be negatively impacted;

●	our ability to secure battery cells from a foreign sole sourced vendor in order to maintain production levels due to supply chain constraints;

●	changes in consumer demand for, and acceptance of, our products;

●	overall strength and stability of general economic conditions and of the automotive industry more specifically, both in the United States and globally;

●	changes in U.S. and foreign trade policy, including the imposition of tariffs and the resulting consequences;

●	changes in the competitive environment, including adoption of technologies and products that compete with our products;

●	our ability to generate consistent revenues;

●	our ability to design, produce and market our vehicles within projected timeframes given that a vehicle consists of several thousand unique items, and we can only go as fast as the slowest item;

●	our experience to date in manufacturing and our ability to manufacture increasing numbers of vehicles at the volumes that we need in order to meet our goals;

●	our ability to attract and retain key personnel;

●	changes in the price of oil and electricity;

●	changes in laws or regulations governing our business and operations;

●	our ability to maintain adequate liquidity and financing sources and an appropriate level of debt, if any, on terms favorable to our company;

●	the number of reservations and cancellations for our vehicles and our ability to deliver on those reservations;

●	our ability to maintain quality control over our vehicles and avoid material vehicle recalls;

●	our ability to manage the distribution channels for our products, including our ability to successfully implement our direct-to-consumer distribution strategy and any additional distribution strategies we may deem appropriate;

●	our ability to obtain and protect our existing intellectual property protections, including patents;

●	changes in accounting principles, or their application or interpretation, and our ability to make estimates and the assumptions underlying the estimates, which could have an effect on earnings or losses;

●	interest rates and the credit markets;

●	costs and risks associated with litigation; and

●	other risks described from time to time in periodic and current reports that we file with the SEC.

You should read this prospectus and the documents that we incorporate by reference herein completely and with the understanding that our actual future results may be materially different from what we currently expect. You should assume that the information appearing in this prospectus and any document incorporated by reference herein is accurate as of its date only. Because the risks referred to above could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which factors may arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of the information presented in this prospectus and any document incorporated herein by reference, and particularly our forward-looking statements, by these cautionary statements.

USE OF PROCEEDS

All of the Shares covered by this prospectus are being sold by the Selling Shareholders. We will not receive any proceeds from the sale of the Shares. We will receive approximately $38 million if the warrants are fully exercised for cash and if the Series D Preferred Stock are fully converted into Common Stock, and we intend to use it for general corporate and working capital purposes.

The Selling Shareholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Shareholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Shareholders in disposing of the Shares. We will bear all other costs, fees, and expenses incurred in effecting the registration of the Shares covered by this prospectus, including, without limitation, all registration and filing fees, and fees and expenses of our counsel and our accountants.

DIVIDEND POLICY

We have never declared dividends on our equity securities, and currently do not plan to declare dividends on shares of our Common Stock in the foreseeable future. We expect to retain our future earnings, if any, for use in the operation and expansion of our business. The payment of cash dividends in the future, if any, will be at the discretion of our board of directors and will depend upon such factors as earnings levels, capital requirements, our overall financial condition and any other factors deemed relevant by our board of directors.

Accordingly, you may need to sell your shares of our Common Stock to realize a return on your investment, and you may not be able to sell your shares at or above the price you paid for them. See “Risk Factors — Risks Related to this Offering and Ownership of Our Common Stock — We have not paid cash dividends in the past and do not expect to pay dividends in the future. Any return on investment may be limited to the value of our Common Stock.”

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our Common Stock as of August 21, 2023, unless otherwise noted below, for the following:

●	each person or entity known to own beneficially more than 5% of our outstanding Common Stock as of the date indicated in the corresponding footnote;

●	each named executive officer and director; and

●	all current directors and executive officers as a group.

Applicable percentage ownership is based on 8,805,897 shares of our Common Stock outstanding as of August 21, 2023, unless otherwise noted below, together with applicable options and warrants for each shareholder. Beneficial ownership is determined in accordance with the rules of the SEC, based on factors including voting and investment power with respect to shares. Common Stock subject to options currently exercisable, or exercisable within 60 days after August 21, 2023, and warrants currently vested, or vesting within 60 days after August 21, 2023, are deemed outstanding for the purpose of computing the percentage ownership of the person holding those securities, but are not deemed outstanding for computing the percentage ownership of any other person. Unless otherwise indicated, the address for each listed shareholder is c/o Arcimoto, Inc., 2034 West 2nd Avenue, Eugene, Oregon 97402.

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percentage Beneficially Owned
Mark D. Frohnmayer(1)	400,476	4.5%
Jesse G. Eisler	23,845	*
Terry L. Becker(2)	25,315	*
Joshua S. Scherer	22,865	*
Christopher W. Dawson	13,939	*
Dan M. Creed	13,939	*
John Dorbin, Jr.(3)	1,970	*
Jesse A. Fittipaldi(4)	9,739	*
All directors and executive officers as a group (10 individuals)	512,088	5.8%
5% or Greater Shareholders:
None

*	Less than 1.0%.
(1)	Includes 22,866 shares of deferred compensation and 15,000 shares issuable upon the exercise of warrants.
(2)	Includes 84 shares that Mr. Becker has the right to acquire from us within 60 days of August 21, 2023, pursuant to the exercise of stock options and 12,308 shares of deferred compensation.
(3)	Includes 327 shares that Mr. Dorbin has the right to acquire from us within 60 days of August 21, 2023, pursuant to the exercise of stock options.
(4)	Includes 298 shares that Mr. Fittipaldi has the right to acquire from us within 60 days of August 21, 2023, pursuant to the exercise of stock options.

SELLING SHAREHOLDERS

We have prepared this prospectus to allow the Selling Shareholders or their successors, assignees or other permitted transferees to sell or otherwise dispose of, from time to time, up to 26,588,409 Shares.

There are no agreements between the Company and any Selling Shareholders pursuant to which the Shares subject to this registration statement were issued. None of the Selling Shareholders has ever been an executive officer or director of the Company or has had a material relationship with us at any time within the past three years unless disclosed below and elsewhere in this prospectus.

Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act. The indication herein that shares are beneficially owned is not an admission on the part of the security or shareholder that he, she or it is a direct or indirect beneficial owner of those shares. The following table sets forth the number of Shares beneficially owned by the Selling Shareholders as of August 21, 2023:

	Beneficial Ownership Before Offering	Number of Shares of	Beneficial Ownership After Offering (2)
Name	Number of Shares of Common Stock(1)	Common Stock offered by Selling Shareholder	Number of Shares of Common Stock(3)	Percent
3i	650,000	650,000	-	0.00%
Alpha Capital Anstalt	588,236	588,236	-	0.00%
Alto Opportunity Master Fund, SPC – Segregated Master Portfolio B	6,770,834	6,770,834	-	0.00%
Andrew Arno	65,176	65,176	-	0.00%
Dawson James Securities, Inc(4)	233,904	233,904	-	0.00%
Five Narrow Lane, LP	6,770,834	6,770,834	-	0.00%
Gregory Castaldo	1,261,458	1,261,458	-	0.00%
James Satloff	46,000	46,000	-	0.00%
James Satloff ttee Dustin Nathaniel Satloff u/a 6/1/1993	30,000	30,000	-	0.00%
James Satloff ttee Emily U Satloff Family Trust u/a 3/25/1993	40,000	40,000	-	0.00%
James Satloff ttee Theodore Jean Satloff Trust u/a 10/4/1996	30,000	30,000	-	0.00%
Jesse Arno	29,412	29,412	-	0.00%
Jonathan Schechter(4)	489,368	489,368	-	0.00%
Joseph Reda(4)	1,760,000	1,760,000	-	0.00%
Matthew Arno	29,412	29,412	-	0.00%
Walleye Opportunities Master Fund Ltd	7,793,776	7,793,776	-	0.00%

(1)	For the purpose of this table, the number of the shares of Common Stock beneficially owned by the Selling Shareholders prior to this offering includes the Common Stock that (i) the warrants are exercisable into pursuant to the June Securities Purchase Agreement, August Securities Purchase Agreement and Common Stock Purchase Warrant, and (ii) Series D Preferred Stock are convertible into pursuant to the August Securities Purchase Agreement.
(2)	Percentage of shares beneficially owned after the resale of all the Shares offered by this prospectus assumes there are 8,805,897 shares of outstanding Common Stock prior to the issuance of any Common Stock upon the exercise of the warrants and the conversion of Series D Preferred Stock.
(3)	Assumes the sale of all registered shares in the offering.
(4)	Dawson James Securities, Inc. served as our placement agent for the transactions conducted under the June Securities Purchase Agreement and the August Securities Purchase Agreement, and Joseph Reda and Jonathan Schechter are affiliates of Dawson James Securities, Inc.

DESCRIPTION OF CAPITAL STOCK

In the discussion that follows, we have summarized certain material provisions of our Second Amended and Restated Articles of Incorporation, as amended (the “Restated Articles”), our Second Amended and Restated Bylaws (the “Bylaws”) and the Oregon Business Corporation Act (the “Oregon Act”) that relate to our capital stock. The following summary of the terms of our Common Stock does not purport to be complete and is subject to and qualified in its entirety by reference to our Restated Articles and our Bylaws and is subject to the relevant provisions of the Oregon Act. Copies of our Restated Articles and our Bylaws have been filed with the SEC and are incorporated by reference into this prospectus. You should carefully read our Restated Articles and our Bylaws and the relevant provisions of the Oregon Act before you invest in our capital stock.

Authorized Capital Stock

We are authorized to issue 100,000,000 shares of Common Stock, and 5,000,000 shares of preferred stock, no par value (“Preferred Stock”), of which 1,500,000 shares have been designated as the Series A-1 Preferred Stock (the “Series A-1 Preferred Stock”) 2,000,000 shares have been designated as the Class C Preferred Stock (the “Class C Preferred Stock”) and 8,466 shares have been designated as the 8% Series D Convertible Preferred Stock (the “Series D Preferred Stock”).

As of August 21, 2023, we had:

●	8,805,897 shares of our Common Stock were issued and outstanding;

●	No shares of our Series A-1 Preferred Stock were issued and outstanding;

●	No shares of our Class C Preferred Stock were issued and outstanding;

●	5,644 shares of our Series D Preferred Stock were issued and outstanding;

●	1,610,259 shares of our Common Stock were reserved for issuance, but not subject to outstanding awards, under our 2022 Omnibus Stock Incentive Plan (“2022 Plan”), 2018 Omnibus Stock Incentive Plan (“2018 Plan”), our Amended and Restated 2015 Stock Incentive Plan (“2015 Plan”) and our 2012 Employee Stock Benefit, as amended (“2012 Plan”);

●	355,341 shares of our Common Stock reserved for issuance in connection with outstanding awards issued under our 2022 Plan, 2018 Plan, 2015 Plan and 2012 Plan; and

Common Stock

We are authorized to issue 100,000,000 shares of Common Stock, no par value. As of August 21, 2023, there were 8,805,897 shares of Common Stock outstanding, as well as 18,183,127 unissued shares of Common Stock subject to outstanding convertible notes, options and warrants. Our Common Stock is listed on the Nasdaq Global Market under the symbol “FUV.”

General. Holders of shares of Common Stock have the rights set forth in our Restated Articles and Bylaws and the Oregon Act. The rights, preferences and privileges of the holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that we may designate and issue.

Ranking. Our Common Stock, with respect to dividend rights, ranks (i) junior to the Series A-1 Preferred Stock and any other series of preferred stock that we may designate and issue that has dividend rights that are senior to our Common Stock, and (ii) pari passu with our Class C Preferred Stock. Our Common Stock, with respect to rights upon a liquidation, dissolution and winding up of the Company, ranks (i) junior to any indebtedness of the Company, the Series A-1 Preferred Stock and any other series of preferred stock that we may designate and issue that has liquidation rights that are senior to our Common Stock, and (ii) pari passu with our Class C Preferred Stock.

Dividends and Other Distributions. Subject to the preferential rights of any series of preferred stock having dividend rights that are senior to the Common Stock, including the Series A-1 Preferred Stock, the holders of shares of Common Stock are entitled to receive, when and if declared by our board of directors (“Board”), out of the assets of the Company which are legally available therefor, dividends payable in either in cash, in property or in shares of capital stock.

Voting. Each holder of Common Stock has one vote in respect of each share of Common Stock held by such holder of record on the books of the Company for the election of directors and on all matters submitted to a vote of the shareholders of the Company. Holders of Common Stock do not have cumulative voting rights. The holders of shares preferred stock and Common Stock vote together as a single class on all matters.

Liquidation Rights. In the event of any dissolution, liquidation or winding up of the affairs of the Company, after the payment of all of the Company’s debts and other liabilities and after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of the preferred stock, including the Series A-1 Preferred Stock, Class C Preferred Stock and Series D Preferred Stock, holders of the Common Stock are entitled to receive all of the remaining assets of the Company available for distribution to shareholders ratably in proportion to the number of shares of Common Stock held by such holders.

Conversion and Exchange Rights. Our Common Stock is not convertible into or exchangeable for any other shares of our capital stock.

Preemptive Rights. Holders of our Common Stock do not have any preemptive rights.

Redemption and Sinking Fund. We have no obligation or right to redeem our Common Stock, and there is no sinking fund that pertains to the Common Stock.

Fully Paid and Non-Assessable. The issued and outstanding shares of our Common Stock are fully paid and non-assessable.

Listing and Trading. Our Common Stock is listed for trading on The Nasdaq Global Market under the symbol “FUV.”

Transfer Agent and Registrar. The transfer agent and registrar for our Common Stock is Broadridge Financial Solutions, Inc.

Preferred Stock

The Company is authorized, without any additional action by our shareholders, to issue 5,000,000 shares of preferred stock, no par value, of which 1,500,000 shares were designated as Series A-1 Preferred Stock, 2,000,000 shares were designated as Class C Preferred Stock and 8,466 shares were designated as 8% Series D Convertible Preferred Stock. On July 25, 2017, a majority of the Series A-1 Preferred shareholders voted to convert all 1,434,891 issued shares of Series A-1 Preferred Stock to 2,869,782 common shares. On May 16, 2019, the 2,000,000 shares of Class C Preferred Stock were automatically converted into Common Stock.

We may issue shares of our preferred stock from time to time, in one or more series, each with such designations, rights, preferences, voting powers (or no voting powers), relative, participating, optional or other special rights and privileges and such qualifications, limitations or restrictions as our Board may determine. The authority of our Board with respect to each such series includes, without limitation of the foregoing, the right to provide that the shares of each such series may be (i) subject to redemption at such time or times and at such price or prices, (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series, (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Company, (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock of the Company at such price or prices or at such rates of exchange, and with such adjustments, if any, (v) entitled to the benefit of such limitations, if any, on the issuance of additional shares of such series or shares of any other series of preferred stock and/or (vi) entitled to such other preferences, powers, qualifications, rights and privileges, all as our Board deems advisable and as are not inconsistent with our Restated Articles and Bylaws and the Oregon Act.

If we issue preferred stock, we will fix the rights, preferences, privileges, qualifications and restrictions of the preferred stock of each series that we sell under this prospectus in articles of amendment to our Restated Articles relating to that series. We will also incorporate by reference into the registration statement, of which this prospectus is a part, the form of any articles of amendment that describes the terms of the series of preferred stock we are offering before the issuance of the related series of preferred stock. Note that it is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of our Common Stock until our Board determines the specific rights of the holders of the preferred stock. However, these effects might include restricting dividends on the Common Stock, diluting and/or adversely affecting the voting power of the Common Stock, impairing the liquidation rights of the Common Stock, delaying or preventing the completion of a merger, acquisition, tender offer or other takeover attempt and delaying or preventing the removal of management of the Company. Any such effects could, in turn, depress the trading price of our Common Stock. All shares of preferred stock offered will, when issued, be fully paid and nonassessable, including shares of preferred stock issued upon the exercise or exchange of any other securities described in this prospectus.

The Oregon Act provides that the holders of preferred stock will have the right to vote separately as a class on any proposal involving fundamental changes in the rights of holders of that preferred stock. This statutory right is in addition to any voting rights that may be provided for in any applicable articles of amendment.

Series A-1 Preferred Stock

General. Holders of our shares of Series A-1 Preferred Stock have the rights set forth in our Restated Articles, our Bylaws and the Oregon Act.

Ranking. Our Series A-1 Preferred Stock, with respect to dividend rights, ranks (i) junior to any other series of preferred stock that we may designate and issue that has dividend rights that are senior to our Series A-1 Preferred Stock, and (ii) senior to our Class C Preferred Stock, any other series of preferred stock that we may designate and issue that has dividend rights that are junior to our Series A-1 Preferred Stock and our Common Stock. Our Series A-1 Preferred Stock, with respect to rights upon a liquidation, dissolution and winding up of the Company, ranks (i) junior to any indebtedness of the Company and any other series of preferred stock that we may designate and issue that has liquidation rights that are senior to our Series A-1 Preferred Stock, and (ii) senior to our Class C Preferred Stock, any other series of preferred stock that we may designate and issue that has liquidation rights that are junior to our Series A-1 Preferred Stock and our Common Stock.

Dividends and Other Distributions. Holders of shares of Series A-1 Preferred Stock are entitled to receive, prior and in preference to any declaration or payment of any dividend on the Class C Preferred Stock and the Common Stock and pari passu with each other an amount equal to that paid on any other outstanding shares of capital stock of the Company, payable when, as, and if declared by our Board. Such dividends shall not be cumulative. Unless full dividends on the Series A-1 Preferred Stock for all past dividend periods and the then-current dividend period have been paid and an amount sufficient for the payment of such dividends have been set apart: (i) no dividend (other than a dividend payable solely in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock) may be paid or declared, and no distribution may be made, on any Class C Preferred Stock or Common Stock, and (ii) no shares of Class C Preferred Stock or Common Stock may be purchased, redeemed, or acquired by the Company and no funds may be paid into or set aside or made available for a sinking fund for the purchase, redemption, or acquisition thereof, provided, however, that this restriction does not apply to the repurchase of shares of Common Stock held by employees, officers, directors, consultants or other persons performing services for the Company or any wholly-owned subsidiary of the Company that are subject to restrictive stock purchase agreements under which the Company has the option to repurchase such shares at cost upon the occurrence of certain events, such as the termination of employment.

Voting. Holders of shares of Series A-1 Preferred Stock are entitled to vote on all matters and are entitled to a number of votes equal to the number of votes that would be accorded to the largest number of whole shares of Common Stock into which such holder’s shares of Series A-1 Preferred Stock could then be converted, pursuant to the provisions of “Conversion and Exchange Rights” below, at the record date for the determination of shareholders entitled to vote on such matter or, if no such record date is established, at the date such vote is taken or any written consent of shareholders is solicited. Holders of Series A-1 Preferred Stock do not have cumulative voting rights. The holders of shares preferred stock and Common Stock vote together as a single class on all matters.

Liquidation Rights. In the event of any dissolution, liquidation or winding up of the affairs of the Company, after the payment of all of the Company’s debts and other liabilities and after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of the Company’s other classes and series of preferred stock, including the Series D Preferred Stock, the holders of Series A-1 Preferred are entitled to receive, prior and in preference to any distribution of any of the Company’s assets to the holders of the Class C Preferred Stock and Common Stock, an amount per share equal to the original issue price of that share for each then-outstanding share of Series A-1 Preferred Stock plus any declared but unpaid dividends on such share (together, the “Series A-1 Liquidation Amount”). If, upon the occurrence of any liquidation, dissolution or winding up of the Company, the assets thus distributed among the holders of Series A-1 Preferred is insufficient to permit the payment to such holders of the full Series A-1 Liquidation Amount, then the entire assets of the Company legally available for distribution will be distributed ratably among the holders of Series A-1 Preferred in the same proportion as the full preferential amount each such holder would otherwise be entitled to receive bears to the total of the full preferential amount that would otherwise be distributable to the holders of Series A-1 Preferred.

After payment in full of the Series A-1 Liquidation Amount, or after funds necessary for such payment have been set aside by the Company in trust for the account of holders of such shares so as to be available for such payment, holders of Series A-1 Preferred will not be entitled to any further participation in the distribution of the assets of the Company and will have no further rights of conversion, and the remaining assets available for distribution will be distributed among the holders of Class C Preferred Stock and Common Stock pro rata based on the number of shares of Class C Preferred Stock and Common Stock held by each.

Conversion and Exchange Rights. Each share of Series A-1 Preferred is convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into a number of shares of Common Stock as is determined by dividing the original issue price of the share of Series A-1 Preferred Stock by the Series A-1 Conversion Price (as defined below) in effect at the time of conversion. The “Series A-1 Conversion Price” of each share is initially equal to the original issue price of the share of Series A-1 Preferred Stock. The initial Series A-1 Conversion Price, and the rate at which shares of Series A-1 Preferred may be converted into shares of Common Stock, are subject to various adjustments set forth in our Restated Articles. In the event of a liquidation, dissolution or winding up of the Company or a Deemed Liquidation Event (as defined in our Restated Articles), the conversion rights of the Series A-1 Preferred Stock will terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Series A-1 Preferred Stock. No fractional shares of Common Stock will be issued upon conversion of the Series A-1 Preferred Stock. In lieu of any fractional shares to which a holder would otherwise be entitled, the Company will pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by our Board.

Upon either (i) the closing of the sale of shares of Common Stock to the public at a price of at least $5.00 per share in a firm-commitment, underwritten public offering pursuant to an effective registration statement under the Securities Act resulting in at least $15,000,000 of proceeds, net of the underwriting discount and commissions, to the Company or (ii) the date and time, or the occurrence of an event, specified by vote or written consent of the holders of at least fifty percent (50%) of the then outstanding shares of Series A-1 Preferred Stock, (a) all then-outstanding shares of Series A-1 Preferred Stock will automatically be converted into shares of Common Stock, at the then-effective conversion rate and (b) such shares may not be reissued by the Company.

Series A Preferred Stock is not exchangeable for any other shares of our capital stock.

Preemptive Rights. Holders of our Series A-1 Preferred Stock do not have any preemptive rights.

Redemption and Sinking Fund. We have no obligation or right to redeem our Series A-1 Preferred Stock, and there is no sinking fund that pertains to the Series A-1 Preferred Stock.

Fully Paid and Non-Assessable. The issued and outstanding shares of our Series A-1 Preferred Stock are fully paid and non-assessable.

Class C Preferred Stock

General. Holders of shares of Class C Preferred Stock have the rights set forth in our Restated Articles, Bylaws and the Oregon Act.

Ranking. Our Class C Preferred Stock, with respect to dividend rights, ranks (i) junior to the Series A-1 Preferred Stock and any other series of preferred stock that we may designate and issue that has dividend rights that are senior to our Class C Preferred Stock, and (ii) pari passu with our Common Stock. Our Class C Preferred Stock, with respect to rights upon a liquidation, dissolution and winding up of the Company, ranks (i) junior to any indebtedness of the Company, the Series A-1 Preferred Stock and any other series of preferred stock that we may designate and issue that has liquidation rights that are senior to our Class C Preferred Stock, and (ii) pari passu with our Common Stock.

Dividends and Other Distributions. Subject to the preferential rights of any series of preferred stock having dividend rights that are senior to the Class C Preferred Stock, including the Series A-1 Preferred Stock, the holders of shares of the Class C Preferred Stock rank pari passu with our Common Stock and are entitled to receive, when and if declared by our Board, out of the assets of the Company which are legally available therefor, dividends payable in either in cash, in property or in shares of capital stock.

Voting. Each holder of Class C Preferred Stock has one vote in respect of each share of stock held by such holder of record on the books of the Company for the election of directors and on all matters submitted to a vote of shareholders of the Company. Holders of Class C Preferred Stock do not have cumulative voting rights. The holders of shares preferred stock and Common Stock vote together as a single class on all matters.

Liquidation Rights. In the event of any dissolution, liquidation or winding up of the affairs of the Company, after the payment of all of the Company’s debts and other liabilities and after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of the Company’s other classes and series of preferred stock, including the Series A-1 Preferred Stock and Series D Preferred Stock, holders of the Class C Preferred Stock are entitled to receive all of the remaining assets of the Company of whatever kind available for distribution to shareholders pro rata with the holders of shares of Common Stock, treating for this purpose all such shares of Class C Preferred Stock as if they had been converted to Common Stock on a 1:1 basis immediately prior to such liquidation, dissolution or winding up of the Company.

Conversion and Exchange Rights. Our Class C Preferred Stock is convertible into shares of Common Stock only upon the effectiveness of articles of amendment to our Restated Articles that increase in the number of authorized shares of our Common Stock in which event all then-outstanding shares of Class C Preferred Stock shall automatically be converted into shares of our Common Stock at the ratio of 1:1. Our Class C Preferred Stock is not otherwise convertible into or exchangeable for any other shares of our capital stock.

Preemptive Rights. Holders of our Class C Preferred Stock do not have any preemptive rights.

Redemption and Sinking Fund. We have no obligation or right to redeem our Class C Preferred Stock, and there is no sinking fund that pertains to the Class C Preferred Stock.

Fully Paid and Non-Assessable. The issued and outstanding shares of our Class C Preferred Stock are fully paid and non-assessable.

Series D Preferred Stock

General. Holders of shares of Series D Preferred Stock have the rights set forth in our Restated Articles, Bylaws and the Oregon Act.

Dividends. Holders of Series D Preferred Stock will be entitled to cumulative dividends at the rate per share (as a percentage of a stated value equal to $1,000 per share (the “Stated Value”), of 8% per annum, accrued daily and compounded monthly, payable quarterly on January 1, April 1, July 1 and October 1, beginning on the first such date after the date of the first issuance of any shares of the Series D Preferred Stock (the “Original Issue Date”) and on each date in which a holder of Series D Preferred Stock delivers his notice of conversion in cash.

Voting. The shares of Series D Preferred Stock have no voting rights. However, as long as any shares of Series D Preferred Stock are outstanding, we shall not, without the affirmative vote of the holders of a majority of the then outstanding shares of the Series D Preferred Stock, (a) alter or change adversely the powers, preferences or rights given to the Series D Preferred Stock or alter or amend the Certificate of Designation of Preferences, Rights and Limitations of Series D Preferred Stock, (b) authorize or create any class of stock ranking as to dividends, redemption or distribution of assets upon a Liquidation (defined below) senior to, or otherwise pari passu with, the Series D Preferred Stock, (c) amend its certificate of incorporation or other charter documents in any manner that adversely affects any rights of the holders, (d) increase the number of authorized shares of Series D Preferred Stock, or (e) enter into any agreement with respect to any of the foregoing.

Liquidation. Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, the holders of Series D Preferred Stock are entitled to receive, prior and in preference to any distribution of any of the Company’s assets to the holders of the Series A-1 Preferred Stock, Class C Preferred Stock and Common Stock, out of the assets available for distribution to our shareholders an amount equal to 100% of the Stated Value, plus any accrued and unpaid dividends thereon and any other fees or liquidated damages then due and owing thereon, prior and in preference to the Common Stock or any other series of preferred stock.

Conversion at the Option of the Holder. Each share of Series D Preferred Stock is convertible at any time and from time to time from and after the Original Issue Date at the option of the holder, into that number of shares of Common Stock (subject to certain beneficial ownership limitations), determined by dividing 125% of the Conversion Amount (as defined in the Certificate of Designation), by $1.20 (the “Conversion Price”). In the event we receives a conversion notice before shareholder approval from more than one holder of Series D Preferred Stock for the same conversion date and the Company can convert some, but not all, of such portions of the Series D Preferred Stock submitted for conversion without exceeding the Nasdaq imposed limit of 19.99% of the issued and outstanding Common Stock on the Closing Date (the “Maximum Pre-Approval Amount”), the Corporation shall convert from each holder of Series D Preferred Stock electing to have Series D Preferred Stock converted on such date a pro rata amount of the Maximum Pre-Approval Amount.

Beneficial Ownership Limitation. The Series D Preferred Stock cannot be converted to Common Stock if the holder and its affiliates would beneficially own more than 9.99% of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon conversion of Series D Preferred Stock held by the applicable holder. However, any holder may increase or decrease such percentage, but not to a percentage in excess of 9.99%, upon notice to us, provided that any increase in this limitation will not be effective until 61 days after such notice from the holder to the Company and such increase or decrease will apply only to the holder providing such notice.

Issuance Limitations. If we cannot obtain the requisite shareholder approval, then we may not issue, upon conversion of the Series D Preferred Stock or as dividend conversion shares, a number of shares of Common Stock which, when aggregated with any shares of Common Stock issued on or after the Original Issue Date and prior to such conversion date (i) in connection with any conversion of Series D Preferred Stock issued pursuant to the August Securities Purchase Agreement, (ii) in connection with the exercise of any warrants issued pursuant to the August Securities Purchase Agreement and (iii) in connection with the exercise of any warrants issued to any registered broker-dealer as a fee in connection with the issuance of the securities pursuant to the August Securities Purchase Agreement, would exceed 1,760,298 shares of Common Stock (subject to adjustment for forward and reverse stock splits, recapitalizations and the like) (such number of shares, the “Issuable Maximum”). Each holder of Series D Preferred Stock shall be entitled to a portion of the Issuable Maximum equal to the quotient obtained by dividing (x) the original Stated Value of such holder’s Series D Preferred Stock by (y) the aggregate Stated Value of all Series D Preferred Stock issued on the Original Issue Date to all holders. In addition, each holder may allocate its pro-rata portion of the Issuable Maximum among Series D Preferred Stock and warrants held by it in its sole discretion. Such portion shall be adjusted upward ratably in the event a holder no longer holds any Series D Preferred Stock or warrants and the amount of shares issued to such holder pursuant to such holder’s Series D Preferred Stock and warrants was less than such holder’s pro-rata share of the Issuable Maximum.

Preemptive Rights. From the date hereof until the 12 month anniversary of the Two-Year Redemption Date (as defined in the Certificate of Designation), upon any issuance by the Company or any of its Subsidiaries of Common Stock or Common Stock Equivalents for cash consideration, or a combination of units thereof (a “Subsequent Financing”), subject to any similar rights of others which may then be in effect, each Purchaser shall have the right to participate in up to an amount of the Subsequent Financing equal to 40% of the Subsequent Financing (the “Participation Maximum”) on the same terms, conditions and price provided for in the Subsequent Financing. In addition, for such period, if the Company undertakes any preferred financing, debt financing or financing accounted for as debt under GAAP, the Purchasers shall have a right of first refusal to purchase all of such proposed debt.

Redemption. If after the later of the Shareholder Approval Date (as defined in the August Securities Purchase Agreement) and the Effective Date (i) the closing price for each of any 20 consecutive trading day period, which 20 consecutive trading day period shall have commenced only after the later of the Shareholder Approval Date and the date that the Registration Statement is filed pursuant to the Registration Rights Agreement (the “Effective Date”) (the later of the Shareholder Approval Date or the Effective Date, the “Threshold Period”), exceeds 300% of the then effective Conversion Price and (ii) the volume for each trading day during any Threshold Period exceeds $2,000,000 per trading day, the Company may, within 1 trading day after the end of any such Threshold Period, deliver a written notice to all holders (a “Forced Conversion Notice” and the date such notice is delivered to all holders, the “Forced Conversion Notice Date”) to cause each holder to convert all or part of such holder’s Series D Preferred Stock (as specified in such Forced Conversion Notice) plus all accrued but unpaid dividends thereon and all liquidated damages and other amounts due in respect of the Series D Preferred Stock pursuant to Section 6 the Certificate of Designation, it being agreed that the “Conversion Date” for purposes of Section 6 shall be deemed to occur no later than the earlier of (i) two (2) trading days and (ii) the number of trading days comprising the Standard Settlement Period (as defined in the Certificate of Designation) following the Forced Conversion Notice Date (such date, the “Forced Conversion Date”). The Company may not deliver a Forced Conversion Notice, and any Forced Conversion Notice delivered by the Company shall not be effective, unless all of the Equity Conditions (as defined in the Certificate of Designation) have been met on each trading day during the applicable Threshold Period through and including the later of the Forced Conversion Date and the trading day after the date that the conversion shares issuable pursuant to such conversion are actually delivered to the holders pursuant to the Forced Conversion Notice. Any Forced Conversion Notices shall be applied ratably to all of the holders based on each holder’s initial purchases of Series D Preferred Stock hereunder, provided that any voluntary conversions by a holder shall be applied against such holder’s pro rata allocation, thereby decreasing the aggregate amount forcibly converted hereunder if less than all shares of the Series D Preferred Stock are forcibly converted. For purposes of clarification, a Forced Conversion shall be subject to all of the provisions of Section 6 of the Certificate of Designation, including, without limitation, the provisions requiring payment of liquidated damages and limitations on conversions. Following the initial Forced Conversion Date, each holder agrees (i) that the right to future dividends after such date will terminate and (ii) it will continue to convert its Series D Preferred Stock after each sale of conversion shares in the amount required to reach its beneficial ownership limitation.

On each Monthly Redemption Date (as defined in the Certificate of Designation), the Company shall redeem 1/18th of the original Stated Value, plus accrued but unpaid dividends, late fees, if any, liquidated damages, if any, and any other amounts then owing to the holder in respect of the Series D Preferred Stock (the “Monthly Redemption”). The Monthly Redemption Amount payable on each Monthly Redemption Date shall be paid in cash. The holder may convert, pursuant to Section 6(a), any Stated Value of the Preferred Stock subject to a Monthly Redemption at any time prior to the date that the Monthly Redemption Amount, plus accrued but unpaid dividends, liquidated damages and any other amounts then owing to the holder are due and paid in full The Company covenants and agrees that it will honor all Notices of Conversion tendered up until such amounts are paid in full.

On the second anniversary of the Original Issue Date, the Company shall redeem all of the then outstanding Series D Preferred Stock, for an amount in cash equal to the Two Year Redemption Amount (as defined in the Certificate of Designation). The Company covenants and agrees that it will honor all Notices of Conversion tendered up until the Two Year Redemption Amount is paid in full.

In the event of a Subsequent Financing (as defined in the August Securities Purchase Agreement) that exceeds $6,250,000 (the “Threshold”), other than solely with respect to the gross proceeds from the offering pursuant to August Securities Purchase Agreement pursuant to which the Series D Preferred Stock and warrants have been issued (including the gross proceeds from any exercises of common warrants), each holder shall have the right, in its sole discretion, to require that the Corporation redeem (unless waived in writing by such applicable holder) (each an “Subsequent Financing Optional Redemption”) all, or any number, of the Series D Preferred Stock of such holder (the “Subsequent Financing Optional Redemption Available Shares”) with an aggregate Conversion Amount not in excess of such Holder’s pro rata amount (based on its percentage ownership of the then-outstanding Series D Preferred Stock) of 50% of the gross proceeds of such Eligible Financing Placement which exceed the Threshold (the “Subsequent Financing Optional Redemption Amount”) by delivering written notice thereof (each, an “Subsequent Financing Optional Redemption Notice”) to the Corporation. Notwithstanding the foregoing, if a Holder is participating in an Subsequent Financing, upon the written request of such Holder, the Corporation shall exchange all, or any number, of the Subsequent Financing Optional Redemption Available Shares, as set forth in such written request, into the securities to be purchased by such Holder in such Subsequent Financing at an exchange rate valuing such applicable Subsequent Financing Optional Redemption Available Shares at the Subsequent Financing Optional Redemption Price (as defined below) that would otherwise be payable to such Holder in such Subsequent Financing Optional Redemption for such Subsequent Financing Optional Redemption Available Shares, on a dollar-for-dollar basis, against the purchase price of the securities to be purchased by such Holder in such Subsequent Financing.

Negative Covenants. As long as any Series D Preferred Stock is outstanding, unless the holders of more than 75% in stated value of the then outstanding shares of Series D Preferred Stock shall have otherwise given prior written consent the Company and the subsidiaries cannot, subject to certain exceptions, (a) enter into, create, incur, assume, guarantee or suffer to exist any indebtedness, (b) enter into, create, incur, assume or suffer to exist any liens, (c) amend its charter documents, including, without limitation, its certificate of incorporation and bylaws, in any manner that materially and adversely affects any rights of the holders of the Series D Preferred Stock, (d) repay, repurchase or offer to repay, repurchase or otherwise acquire more than a de minimis number of shares of its Common Stock, Common Stock equivalents or junior securities, (e) pay cash dividends or distributions on junior securities of the Company, (f) enter into any transaction with any affiliate of the Company which would be required to be disclosed in any public filing with the SEC, unless such transaction is made on an arm’s-length basis and expressly approved by a majority of the disinterested directors of the Company, or (g) enter into any agreement with respect to any of the foregoing.

Certain Anti-Takeover Effects

Certain provisions of Oregon law, our Restated Articles and our Bylaws discussed below may have the effect of making more difficult or discouraging a tender offer, proxy contest or other takeover attempt. These provisions are expected to encourage persons seeking to acquire control of our Company to first negotiate with our Board. We believe that the benefits of increasing our ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our Company outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

Oregon Business Combination Act

We are subject to the Oregon Business Combination Act, an anti-takeover law. In general, the Oregon Business Combination Act prohibits a publicly-held Oregon corporation from engaging in a “business combination” with an “interested shareholder” for a period of three years following the date the person became an interested shareholder, unless:

●	the Board approves the transaction in which the shareholder became an interested shareholder prior to the date the interested shareholder attained that status;

●	when the shareholder became an interested shareholder, such shareholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by directors and officers and certain shares owned by employee benefits plans; or

●	on or subsequent to the date the business combination is approved by the Board, the business combination is authorized by the affirmative vote of at least 66 2/3% of the voting stock not owned by the interested shareholder.

Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested shareholder. Generally, an “interested shareholder” is a person who, together with affiliates and associates, owns, or is an affiliate or associate of the corporation and within three years prior to the determination of interested shareholder status did own, 15% or more of a corporation’s voting stock.

Oregon Control Share Act

We are subject to the Oregon Control Share Act, under which a person who acquires voting stock in a transaction that results in the person holding more than 20%, 33 1/3% or 50% of the total voting power cannot vote the shares it acquires in the acquisition unless voting rights are accorded to such control shares:

●	by the holders of a majority of the outstanding voting shares, excluding the control shares held by such person and shares held by our officers and directors who are also employees of our Company, or inside directors; and

●	by the holders of a majority of the outstanding voting shares, including the control shares held by such person and shares held by our officers and inside directors.

This vote would be required at the time an acquiring person’s holdings exceed 20% of the total voting power, and again at the time the acquiring person’s holdings exceed 33 1/3% and 50%, respectively.

The Oregon Control Share Act and the Oregon Business Combination Act could have the effect of encouraging potential acquirers to negotiate with our Board and discourage potential acquirers unwilling to comply with the provisions of these laws. These laws also may delay, defer or prevent a tender offer or takeover attempt of our Company that a shareholder might consider in the shareholder’s best interests, including those attempts that might result in a premium over the market price for the shares held by our shareholders. An Oregon corporation may provide in its articles of incorporation or bylaws that the laws described above do not apply to its shares. We have not adopted such a provision and do not currently intend to do so.

Governing Documents

Our Restated Articles and Bylaws include a number of provisions that may have the effect of deterring acquisition proposals or delaying or preventing changes in control or management of our Company.

Restated Articles

Best Interests of the Company. Oregon law and our Restated Articles authorize our Board, in all matters, to consider the social, legal and economic effects on our employees and on the communities and geographical areas in which we operate, the long-term and short-term interests of us and our shareholders, and our effect on the environment. Because our Board is not required to make any determination on matters affecting potential takeovers solely based on its judgment as to the best interests of our shareholders, our Board could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of our shareholders might believe to be in their best interests or in which such shareholders might receive a premium for their stock over the then market price of such stock.

No Cumulative Voting. Our Restated Articles do not include a provision for cumulative voting for directors. Under cumulative voting, a minority shareholder holding a sufficient percentage of a class of shares may be able to ensure the election of one or more directors.

Preferred Stock. We are authorized to issue “blank check” preferred stock, which, although intended primarily as a financing tool and not as a defense against takeovers, could potentially be used by our Board, without any further vote or action by our shareholders, to make uninvited attempts to acquire control more difficult by, for example, diluting the ownership interest or voting power of a substantial shareholder, increasing the consideration necessary to effect an acquisition or selling unissued shares to a friendly third party.

Bylaws

Amendments. Our Board may alter our Bylaws without obtaining shareholder approval.

Number of Directors. The number of directors on our Board, which may range from one to seven directors, may be changed by resolution of the Board without any further vote or action by our shareholders.

Board Vacancies. Newly created directorships resulting from an increase in our authorized number of directors and vacancies in our Board resulting from death, resignation or removal will be filled by a majority of our Board then in office.

These provisions of Oregon law and our Restated Articles and Bylaws could discourage potential acquisition proposals and delay or prevent a change in control or management of our Company.

PLAN OF DISTRIBUTION

The Selling Shareholders and any of their pledgees, assignees and successors-in-interest, may, from time to time, sell any or all of their Shares covered by this prospectus hereby on the principal trading market or any other stock exchange, market or trading facility on which our Common Stock is traded or in private transactions.

These sales may be at fixed or negotiated prices. The Selling Shareholders may use any one or more of the following methods when selling such Shares:

●	ordinary brokerage transactions and transactions in which the broker dealer solicits purchasers;

●	block trades in which the broker dealer will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker dealer as principal and resale by the broker dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	to cover short sales made after the date that the registration statement of which this prospectus is a part is declared effective by the SEC;

●	in transactions through broker dealers that agree with the Selling Shareholders to sell a specified number of such Shares at a stipulated price per share;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Shares may also be sold under Rule 144 under the Securities Act, if available for the Selling Shareholders, rather than under this prospectus. The Selling Shareholders have the sole and absolute discretion not to accept any purchase offer or make any sale of Shares if they deem the purchase price to be unsatisfactory at any particular time.

The Selling Shareholders may pledge their shares to brokers under the margin provisions of customer agreements. If a Selling Shareholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged Shares. The Selling Shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of Shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Shareholders and any broker-dealers or agents that are involved in selling the Shares offered under this prospectus may be deemed to be “underwriters” within the meaning of the Securities Act in connection with these sales. Commissions received by these broker-dealers or agents and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Any broker-dealers or agents that are deemed to be underwriters may not sell Shares offered under this prospectus unless and until we set forth the names of the underwriters and the material details of their underwriting arrangements in a supplement to this prospectus or, if required, in a replacement prospectus included in a post-effective amendment to the registration statement of which this prospectus is a part.

The Selling Shareholders and any other persons participating in the sale or distribution of the Shares offered under this prospectus will be subject to applicable provisions of the Exchange Act, and the rules and regulations under that act, including Regulation M. These provisions may restrict activities of, and limit the timing of purchases and sales of any of the Shares by, the Selling Shareholders or any other person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and other activities with respect to those securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the Shares. We will make copies of this prospectus available to the Selling Shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

If any of the Shares offered for sale pursuant to this prospectus are transferred other than pursuant to a sale under this prospectus, then subsequent holders could not use this prospectus until a post-effective amendment or prospectus supplement is filed, naming such holders. We offer no assurance as to whether any of the Selling Shareholders will sell all or any portion of the Shares offered under this prospectus.

The Company will pay all fees and expenses incident to the registration of the Shares being offered under this prospectus. The Selling Shareholders are each individually responsible for paying any discounts, commissions and similar selling expenses it incurs.

We and the Selling Shareholders have agreed to indemnify one another against certain losses, damages and liabilities arising in connection with this prospectus, including liabilities under the Securities Act.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the Shares was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant. Nor was any such person connected with the registrant as a promoter, managing or principal underwriter, voting trustee, director, officer of employee.

LEGAL MATTERS

The validity of the issuance of the securities hereby will be passed upon for us by Nelson Mullins Riley & Scarborough LLP, Raleigh, North Carolina.

EXPERTS

The financial statements of Arcimoto, Inc. as of and for the year ended December 31, 2022, incorporated by reference in this prospectus by reference to Arcimoto, Inc.’s annual report on Form 10-K for the year ended December 31, 2022, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.

The financial statements of Arcimoto, Inc. as of and for the year ended December 31, 2021, incorporated by reference in this prospectus by reference to Arcimoto, Inc.’s annual report on Form 10-K for the year ended December 31, 2022, have been audited by dbbmckennon, an independent registered public accounting firm, as stated in their report. Such financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.

TRANSFER AGENT

Our transfer agent is Broadridge Financial Solutions, Inc., located at 51 Mercedes Way, Edgewood, NY 11717.

LEGAL PROCEEDINGS

From time to time, we may become involved in lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. Although we currently maintain liability insurance coverage intended to cover professional liability and certain other claims, we cannot assure that our insurance coverage will be adequate to cover liabilities arising out of claims asserted against us in the future where the outcomes of such claims are unfavorable to us. Liabilities in excess of our insurance coverage, including coverage for professional liability and certain other claims, could have a material adverse effect on our business, financial condition and results of operations. As of August 21, 2023, there are no pending, nor to our knowledge threatened, legal proceedings against us.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference much of the information that we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this prospectus is considered to be part of this prospectus. This prospectus incorporates by reference the documents listed below (other than any portions of such documents that are not deemed “filed” under the Exchange Act in accordance with the Exchange Act and applicable SEC rules):

●	our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC pursuant to Section 13(a) of the Exchange Act on April 14, 2023;

●	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2023 and June 30, 2023, filed with the SEC pursuant to Section 13(a) of the Exchange Act on May 22, 2023 and on August 10, 2023, respectively;

●	our Definitive Proxy Statement on Schedule 14A, filed with the SEC on May 1, 2023 (to the extent incorporated by reference into our Annual Report on Form 10-K);

●	our Current Reports on Form 8-K filed with the SEC pursuant to Section 13(a) of the Exchange Act on January 19, 2023, January 23, 2023, February 21, 2023, February 22, 2023, February 23, 2023, March 1, 2023, April 20, 2023, May 23, 2023, May 30, 2023, June 2, 2023, June 12, 2023, June 13, 2023, June 21, 2023, July 21, 2023, August 14, 2023, August 16, 2023, and August 24, 2023; and

●	the description of our Common Stock contained in our registration statement on Form 8-A filed with the SEC on September 21, 2017, under the Exchange Act, as supplemented and updated by the description of our Common Stock set forth in Exhibit 4.2 of our Annual Report on Form 10-K for the year ended December 31, 2021, including any amendment or report filed for the purpose of updating such description.

In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, as amended, prior to the termination of the offering (excluding any information furnished rather than filed) shall be deemed to be incorporated by reference into this prospectus.

Any information contained in this prospectus or in any document incorporated by reference in this prospectus will be deemed to be modified or superseded to the extent that a statement contained in any prospectus supplement or free writing prospectus provided to you by us modifies or supersedes the original statement.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any or all the reports or documents that have been incorporated by reference in this prospectus but not delivered with this prospectus (and any exhibits specifically incorporated in such information), at no cost, upon written or oral request to us at the following address:

Arcimoto, Inc.

2034 West 2nd Avenue,

Eugene, Oregon 97402

Tel. No. (541) 683-6293

Copies of these filings are also available, without charge, on our website at www.arcimoto.com as soon as reasonably practicable after they are filed electronically with the SEC. You may also obtain additional information about us by visiting our website. The information set forth on, or accessible from our website is not a part of this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to our securities offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information about us and our securities offered hereby, we refer you to the registration statement and the exhibits and schedules filed therewith. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address is http://www.sec.gov.

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or Exchange Act, and file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read our SEC filings, including the registration statement, over the Internet at the SEC’s website at http://www.sec.gov. We also maintain a website at http://www.arcimoto.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not part of this prospectus. You may also request a copy of these filings, at no cost, by writing or telephoning us at: 2034 West 2nd Avenue, Eugene, Oregon 97402, (541) 683-6293.

Up to 26,588,409 Shares of Common Stock

Prospectus

, 2023

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

Our estimated expenses in connection with the issuance and distribution of the securities being registered are:

SEC Registration Fee	$3,047.25
Accounting Fees and Expenses	$13,000
Legal Fees and Expenses	$30,000
Miscellaneous Fees and Expenses	$10,000
Total	$56,047.25

Item 14. Indemnification of Directors and Officers

Under the Oregon Business Corporation Act (the “Oregon Act”), our Second Amended and Restated Articles of Incorporation, as amended (the “Restated Articles”) and our Second Amended and Restated Bylaws (the “Bylaws”), we have the ability to indemnify directors and officers against liabilities that they may incur in such capacities.

The Oregon Act authorizes a corporation to indemnify an individual made a party to a proceeding because the individual is or was an officer or director against certain liability incurred in the proceeding if:

(a)	the conduct of the individual was in good faith;

(b)	the individual reasonably believed that his or her conduct was in the best interests of the corporation, or at least not opposed to its best interests;

(c)	in the case of any criminal proceeding, the individual had no reasonable cause to believe his or her conduct was unlawful;

(d)	in the case of any proceeding by or in the right of the corporation, the individual was not adjudged liable to the corporation; and

(e)	in connection with any proceeding (other than a proceeding by or in the right of the corporation) charging improper personal benefit to the individual, the individual was not adjudged liable on the basis that he or she improperly received personal benefit.

Section 6.3 of our Bylaws authorizes us to indemnify an individual made a party to a proceeding because the individual is or was an officer or director against certain liability incurred in the proceeding if:

(a)	the conduct of the director or officer was in good faith;

(b)	the director or officer reasonably believed that his or her conduct was in the Company’s best interests, or at least not opposed to its best interests;

(c)	in the case of any criminal proceeding, the director or officer had no reasonable cause to believe his or her conduct was unlawful; and

(d)	a director’s or officer’s conduct was with respect to an employee benefit plan for a purpose the director or officer reasonably believed to be in the interests of the participants in and beneficiaries of the plan and the conduct satisfies the requirement of (b) above.

The Oregon Act also authorizes a court to order indemnification, whether or not the above standards of conduct have been met, if the court determines that the officer or director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances. In addition, the Oregon Act and Section 6.6 of our Bylaws provide that the indemnification described above is not exclusive of any other rights to which officers or directors may be entitled under our Restated Articles or Bylaws, or under any agreement, action of our board of directors, vote of our shareholders or otherwise.

As authorized by the Oregon Act, Article VII of our Restated Articles limits the personal liability of a director to the corporation or its shareholders for monetary damages for conduct as a director, except that such a provision cannot affect the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for any unlawful corporate distribution as defined in the Oregon Act or (iv) for any transaction from which the director derived an improper personal benefit.

Section 6.2 of our Bylaws requires us, upon a determination that indemnification is permissible in the circumstances, to indemnify all directors and officers against any liability incurred in a proceeding in which the director or officer is a party, due to his or her status as a director or officer. However, indemnification in connection with a proceeding by or in the right of the Company is limited to reasonable expenses in connection with the proceeding. Indemnification of reasonable expenses is permissible in any proceeding in which a director or officer is wholly successful, on the merits or otherwise, in the defense of the proceeding.

Item 15. Recent Sales of Unregistered Securities

On January 23, 2021, the Company entered into an Asset Purchase Agreement (the “Asset Purchase Agreement Agreement”) with Tilting Motor Works, Inc. (“TMW”), a Washington corporation (the “Seller”) and its owner. TMW engages in the design, production, sales, and installation of a bolt on kit that converts a two wheeled motorcycle into a tilting three wheeled motorcycle. TMW was acquired to utilize the tilting technology in new three wheeled micro-mobility vehicles. Pursuant to the terms and conditions of the Asset Purchase Agreement, the Company paid cash of $1,754,083 and issued 436,339 shares of Common Stock as consideration for substantially all of the TMW’s assets and certain assumed liabilities. The shares of Common Stock issued were unregistered and are subject to sales restrictions under the Securities Act of 1933. The Company valued the shares issued in the transaction at the average of opening and closing price on the date of acquisition with a 12.5% discount for lack of marketability. The acquisition closed on February 4, 2021 and was recorded as a business combination as the set of assets and activities acquired met the definition of a business.

On August 8, 2023, the Company sold Gregory Castaldo and Joseph Reda (the “Investors”), each an unsecured original issue discount promissory note in the principal amount of $330,000 (the “Promissory Notes”). The Company received net proceeds of $600,000 in consideration of issuance of the Promissory Note. The Promissory Notes shall bear no interest until August 15, 2023 (the “Maturity Date”). The Company may prepay, in whole or in part, the principal sum under the Promissory Notes. The Investors shall have the right, in their sole discretion, to convert the principal balance of their Promissory Note then outstanding, in whole or in part, into securities of the Company (or its successor or parent) being issued in any private or public offering of equity securities of the Company (or its successor or parent) consummated while the Promissory Notes are outstanding, upon the terms and conditions of such offering, at a rate equal to, for each $1 of principal amount of the Promissory Notes surrendered, $1 of new consideration offered (purchase price) for such securities. The Promissory Notes were issued in a private placement in reliance upon an exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933.

On June 11, 2023, the Company issued and sold to certain investors an aggregate of 1,467,648 shares of the Common Stock in a registered direct offering and warrants to purchase up to 3,008,825 shares of Common Stock in a concurrent private placement. The offering price per share and associated warrant is $1.70. Each warrant has an exercise price of $1.75 per share, will be exercisable six months after issuance subject to certain ownership limitations and will expire on the fifth anniversary of the date on which the warrants become exercisable. The offering of the Common Stock is being made pursuant to a registration statement on Form S-3 (File No. 333-261955), which was filed by the Company with the Securities and Exchange Commission on December 30, 2021, and declared effective on January 13, 2022, as supplemented by a prospectus supplement dated June 12, 2023. The private placement of the warrants was made in reliance on an exemption from registration under Section 4(a)(2) of the Securities Act and has not been registered under the Securities Act, or applicable state securities laws.

On August 15, 2023, the Company entered into the August Securities Purchase Agreement with certain investors, pursuant to which the Company sold, in a private placement, an aggregate of (i) up to 8,466 shares of the Series D Preferred Stock convertible into an aggregate of 8,818,750 shares of the Common Stock at a conversion price of $1.20, and (ii) warrants to purchase up to an aggregate of 14,110,834 shares of Common Stock at exercise price of $1.50 per share. The Series D Preferred Shares and the warrants are being sold pursuant to an exemption from registration under the Securities Act, available under Section 4(a)(2) and Rule 506(b) of Regulation D promulgated thereunder.

On August 15, 2023, the Company issued and sold to an investor common stock purchase warrants to purchase up to an aggregate of 650,000 shares of Common Stock. The Series D Preferred Shares and the warrants are being sold pursuant to an exemption from registration under the Securities Act, available under Section 4(a)(2) and Rule 506(b) of Regulation D promulgated thereunder.

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits

The exhibits to the registration statement are listed in the Exhibit Index to this registration statement and are incorporated herein by reference.

Exhibit Number	Exhibit Description	Form	File No.	Exhibit	Filing Date
1.1	Engagement Agreement dated June 11, 2020 between Arcimoto, Inc. and Bradley Woods & Co. Ltd	8-K	001-38213	1.1	June 11, 2020
1.2	Engagement Agreement dated June 30, 2020 between Arcimoto, Inc. and Bradley Woods & Co. Ltd	8-K	001-38213	1.1	June 30, 2020
1.3	Engagement Agreement dated July 8, 2020 between Arcimoto, Inc. and Bradley Woods & Co. Ltd	8-K	001-38213	1.1	July 9, 2020
1.4	Engagement Agreement dated November 19, 2020 between Arcimoto, Inc. and Bradley Woods & Co. Ltd	8-K	001-38213	1.1	November 20, 2020
1.5	Engagement Agreement dated November 23, 2020 between Arcimoto, Inc. and Bradley Woods & Co. Ltd	8-K	001-38213	1.1	November 24, 2020
1.6	Equity Distribution Agreement dated as of January 25, 2021 between Arcimoto and Canaccord Genuity LLC	8-K	001-38213	10.1	January 25, 2021
3.1(a)	Second Amended and Restated Articles of Incorporation of Arcimoto, Inc.	10-K	001-38213	3.1(a)	March 29, 2019
3.1(b)	Articles of Amendment to Second Amended and Restated Articles of Incorporation of Arcimoto, Inc.	10-K	001-38213	3.1(b)	March 29, 2019
3.1(c)	Second Articles of Amendment to the Second Amended and Restated Articles of Incorporation of Arcimoto, Inc.	8-K	001-38213	3.1(i)	May 16, 2019
3.1(d)	Third Articles of Amendment to the Second Amended and Restated Articles of Incorporation of Arcimoto, Inc.	10-K	001-38213	3.1(d)	March 31, 2022
3.1(e)	Fourth Articles of Amendment to Second Amended and Restated Articles of Incorporation of Arcimoto, Inc	8-K	001-38213	3.1	November 14, 2022
3.1(f)	Certificate of Designation of Preferences, Rights and Limitations of Series D Preferred Stock	8-K	001-38213	3.1	August 16, 2023

3.2	Second Amended and Restated Bylaws of Arcimoto, Inc.	1-A	024-10710	2.2	August 8, 2017
4.1	Form of Warrant to Purchase Shares of Common Stock	8-K	001-38213	4.1	October 4, 2019
4.2	Form of Pre-Funded Warrant	8-K	001-38213	4.1	January 19, 2023
4.3	Form of Common Warrant	8-K	001-38213	4.2	January 19, 2023
4.4	Form of Warrant	8-K	001-38213	4.1	June 12, 2023
4.5	Form of Placement Agent Warrant	8-K	001-38213	4.2	June 12, 2023
4.6	Form of Warrant	8-K	001-38213	4.1	August 16, 2023
4.7	Description of Registrant’s Securities	10-K	001-38213	4.2	March 31, 2022
5.1	Opinion of Nelson Mullins Riley & Scarborough LLP				Filed herewith
10.1	Industrial Lease dated September 3, 2017 by and between Arcimoto, Inc. and 2034 LLC	8-K	024-10710	10.1	October 4, 2017
10.2	Arcimoto, Inc. Second Amended and Restated Stock Incentive Plan #	1-A	024-10710	6.1	August 8, 2017
10.3	Arcimoto, Inc. Amended and Restated 2015 Stock Incentive Plan #	1-A	024-10710	6.2	August 8, 2017
10.4	Arcimoto 2018 Omnibus Stock Incentive Plan	8-K	001-38213	10.4	June 13, 2018
10.5	Form of Notice of Stock Option Grant and Award Agreement #	8-K	001-38213	10.5	June 13, 2018
10.6	Form of Restricted Stock Award Agreement #	8-K	001-38213	10.6	June 13, 2018
10.7	Industrial Lease dated October 18, 2018 by and between Arcimoto, Inc. and TEJ Enterprises	10-K	001-38213	10.7	March 29, 2019
10.8	Amendment to Industrial Lease dated October 18, 2018 by and between Arcimoto, Inc. and TEJ Enterprises	10-K	001-38213	10.8	March 29, 2019
10.9	Exchange Agreement by and between Arcimoto, Inc. and Mark Frohnmayer	8-K	001-38213	10.7	November 21, 2018
10.10	Form of Subscription Agreement for securities offered in registered offering	8-K	001-38213	10.8	November 21, 2018
10.11	Subscription Agreement with FOD Capital, LLC for shares and warrants and a senior secured note	8-K	001-38213	4.1	December 28, 2018
10.12	Warrant to purchase common stock issued to FOD Capital, LLC	8-K	001-38213	4.2	December 28, 2018
10.13	Senior Secured Note issued in favor of FOD Capital, LLC	8-K	001-38213	10.1	December 28, 2018
10.14	Security Agreement dated December 27, 2018 in favor of FOD Capital, LLC	8-K	001-38213	10.2	December 28, 2018
10.15	Intellectual Property Security Agreement dated December 27, 2018 in favor of FOD Capital, LLC	8-K	001-38213	10.3	December 28, 2018
10.16	Collateral Assignment of Lease dated December 27, 2018 in favor of FOD Capital, LLC	8-K	001-38213	10.4	December 28, 2018
10.17	Securities Purchase Agreement, dated March 24, 2019	8-K	001-38213	10.1	March 25, 2019
10.18	Convertible Promissory Note, dated as of September 12, 2019, by the Company in favor of FOD Capital, LLC	8-K	001-38213	10.1	September 18, 2019
10.19	Form of Securities Purchase Agreement, dated as of October 3, 2019, by and between the Company and prospective purchasers	8-K	001-38213	10.1	October 4, 2019
10.20	Agreement, dated as of February 4, 2020, by and among Arcimoto, Inc., Brickell Financial Services-Motor Club, Inc. (d/b/a Road America Motor Club) and Road America Motor Club, Inc	8-K	001-38213	10.1	February 6, 2020

10.21	Promissory Note payable to Seattle Bank dated May 5, 2020	8-K	001-38213	10.1	May 7, 2020
10.22	Form of Securities Purchase Agreement, dated as of June 11, 2020, by and among Arcimoto, Inc. and the purchasers party thereto	8-K	001-38213	10.1	June 11, 2020
10.23	Form of Securities Purchase Agreement, dated as of June 30, 2020, by and among Arcimoto, Inc. and the purchasers party thereto	8-K	001-38213	10.1	June 30, 2020
10.24	Form of Securities Purchase Agreement, dated as of July 9, 2020, by and among Arcimoto, Inc. and the purchasers party thereto	8-K	001-38213	10.1	July 9, 2020
10.25	Form of Securities Purchase Agreement, dated as of November 20, 2020, by and among Arcimoto, Inc. and the purchasers party thereto	8-K	001-38213	10.1	November 20, 2020
10.26	Form of Securities Purchase Agreement, dated as of November 24, 2020, by and among Arcimoto, Inc. and the purchasers party thereto	8-K	001-38213	10.1	November 24, 2020
10.27	Purchase Agreement between Arcimoto, Inc. and RLA Holdings, LLC	8-K	001-38213	10.1	January 6, 2021
10.28	Employment Agreement with Mark D. Frohnmayer dated as of January 1, 2021 #	8-K	001-38123	10.2	January 6, 2021
10.29	Arcimoto, Inc. Director Compensation Plan #	8-K	001-38123	10.3	January 6, 2021
10.30	Asset Purchase Agreement dated January 22, 2021 between Arcimoto, Inc. and Tilting Motor Works, Inc.	8-K	001-38123	2.04	January 25, 2021
10.31	Equity Distribution Agreement, dated as of January 25, 2021, by and between Arcimoto, Inc. and Canaccord Genuity LLC.	8-K	001-38123	10.1	January 25, 2021
10.32	Equity Distribution Agreement, dated as of January 14, 2022, by and between Arcimoto, Inc. and Canaccord Genuity LLC.	8-K	001-38123	10.1	January 14, 2022
10.33	Convertible Promissory Note, dated April 25, 2022.	8-K	001-38123	10.1	April 26, 2022
10.34	Form of Securities Purchase Agreement, dated August 31, 2022, by and among the Company and the investors party thereto	8-K	001-38123	10.1	September 1, 2022
10.35	Common Stock Purchase Agreement, dated October 4, 2022, between Arcimoto, Inc. and Tumim Stone Capital LLC	8-K	001-38123	10.1	October 5, 2022
10.36	Amendment No. 1 to Securities Purchase Agreement, dated October 20, 2022, between Arcimoto, Inc. and 3i, LP	8-K	001-38123	10.1	October 24, 2022
10.37	Form of Securities Purchase Agreement	8-K	001-38123	10.1	January 19, 2023
	Form of Lock-Up Agreement	8-K	001-38123	10.2	January 19, 2023
10.38	Loan Agreement by and between Arcimoto Property Holding Company, LLC, and HRE FUV Lending, LLC dated February 17, 2023	8-K	001-38123	10.1	February 22, 2023
10.39	Promissory Note dated February 17, 2023 made by Arcimoto Property Holding Company, LLC, payable to HRE FUV Lending, LLC in the maximum principal amount of $6,000,000.	8-K	001-38123	10.2	February 22, 2023
10.40	Sole Member Guaranty dated as of February 17, 2023 made by APHC Holdings, LLC, in favor of HRE FUV Lending, LLC	8-K	001-38123	10.3	February 22, 2023

10.41	Limited Recourse Carve-Out Guaranty dated as of February 17, 2023 by Arcimoto, Inc., in favor of HRE FUV Lending, LLC.	8-K	001-38123	10.4	February 22, 2023
10.42	Promissory Note	8-K	001-38123	99.1	June 2, 2023
10.43	Amended and Restated Promissory Note	8-K	001-38123	10.1	June 12, 2023
10.44	Form of Securities Purchase Agreement	8-K	001-38123	10.2	June 12, 2023
10.45	Amendment to Arcimoto, Inc. 2022 Omnibus Stock Incentive Plan.	S-8	333-273487	99.2	July 27, 2023
10.46	Promissory Note, dated August 8, 2023, issued by Arcimoto, Inc. to Gregory Castaldo	8-K	001-38123	10.1	August 14, 2023
10.47	Promissory Note, dated August 8, 2023, issued by Arcimoto, Inc. to Joseph Reda	8-K	001-38123	10.2	August 14, 2023
10.48	Form of Securities Purchase Agreement	8-K	001-38213	10.1	August 16, 2023
10.49	Form of Registration Rights Agreement	8-K	001-38213	10.2	August 16, 2023
10.50	Form of Voting Agreement	8-K	001-38213	10.3	August 16, 2023
16.1	Letter from dbbmckennon, dated April 26, 2022	8-K	001-38123	16.1	April 27, 2022
21.1	List of Subsidiaries	10-K	001-38123	21.1	April 14, 2023
23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm	-	-	-	Filed herewith
23.2	Consent of dbbmckennon, Independent Registered Public Accounting Firm	-	-	-	Filed herewith
23.3	Consent of Nelson Mullins Riley & Scarborough LLP (included in Exhibit 5.1)	-	-	-	Filed herewith
24.1	Power of Attorney (included on the signature page to this Registration Statement on Form S-1)	-	-	-	Filed herewith
101.INS	Inline XBRL Instance Document	-	-	-	Filed herewith
101.SCH	Inline XBRL Taxonomy Extension Schema Document.	-	-	-	Filed herewith
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document.	-	-	-	Filed herewith
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document.	-	-	-	Filed herewith
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document.	-	-	-	Filed herewith
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document.	-	-	-	Filed herewith
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).	-	-	-	Filed herewith
107	Filing Fee Table	-	-	-	Filed herewith

(b) Financial statement schedules

All schedules have been omitted because either they are not required, are not applicable or the information is otherwise set forth in the financial statements and related notes thereto incorporated by reference herein.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Arcimoto, Inc. has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Eugene, State of Oregon, on the 25th day of August, 2023.

ARCIMOTO, INC.

By:	/s/ Christopher W. Dawson
Christopher W. Dawson
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Christopher W. Dawson and Christina J. Cook and each of them, his or her true and lawful attorneys-in-fact and agents with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to sign any registration statement for the same offering covered by the registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, his, hers or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Christopher W. Dawson	Chief Executive Officer and Director	August 25, 2023
Christopher W. Dawson	(Principal Executive Officer)

/s/ Christina J. Cook	Chief Financial Officer	August 25, 2023
Christina J. Cook	(Principal Financial and Accounting Officer)

/s/ Mark D. Frohnmayer	Chairman of the Board of Directors,	August 25, 2023
Mark D. Frohnmayer	Chief Vision Officer

/s/ Dan M. Creed	Director	August 25, 2023
Dan M. Creed

/s/ Jesse G. Eisler	Director	August 25, 2023
Jesse G. Eisler

/s/ Joshua S. Scherer	Director	August 25, 2023
Joshua S. Scherer